Exhibit 99.1

CONTACT: Barry H. Bass Chief Financial Officer (301) 986-9200 bbass@first-potomac.com	First Potomac Realty Trust 7600 Wisconsin Avenue 11th Floor Bethesda, MD 20814 www.first-potomac.com
FOR IMMEDIATE RELEASE
FIRST POTOMAC REALTY TRUST REPORTS
SECOND QUARTER 2011 RESULTS
WASHINGTON, D.C. (July 28, 2011) — First Potomac Realty Trust (NYSE: FPO), a leader in the ownership, management, development and redevelopment of office and industrial properties in the greater Washington, D.C. region, reported results for the three and six months ended June 30, 2011.
Highlights:
•	Core Funds From Operations of $14.5 million, or $0.28 per diluted share.
•	Same-property net operating income increased by 2.5% on a cash basis and 0.2% on an accrual basis.
•	Executed 671,000 square feet of leases, 238,000 square feet of which were new leases.
•	Rental rates for comparable new leases increased 2.4% on an accrual basis.
•	Expanded borrowing capacity of unsecured revolving credit facility from $225 million to $255 million.
•	Entered into a $175 million unsecured term loan that is comprised of three-tranches with staggered maturity dates ranging from July 2016 to July 2018.
•	Completed two acquisitions for total consideration of $77.0 million, including a property acquired in July 2011, and sold two properties for net proceeds of $16.1 million.
“In the second quarter, we signed almost 700,000 square feet of leases, and our leasing momentum is accelerating,” commented Douglas J. Donatelli, Chairman and CEO of First Potomac Realty Trust. “While our occupancy went down during the quarter as a result of some anticipated moveouts, we are confident that our momentum into the second half of the year will allow us to increase our leased and occupied percentages over the balance of the year. Leasing in the D.C. region remains active as tenants seek to upgrade to higher quality, well-located space in buildings with strong sponsorship, exactly the types of properties that we own and have been acquiring. We are also continuing to seek attractive off—market acquisition opportunities that can contribute to our long-term growth. Executing on this comprehensive strategy will create meaningful value for our shareholders in the coming years.”

A reconciliation between Core FFO and FFO for the three and six months ended June 30, 2011 and 2010 is presented below (in thousands, except per share amounts):

	Three months ended June 30,				Six months ended June 30,
	2011		2010		2011		2010
		Per		Per		Per		Per
		diluted		diluted		diluted		diluted
	Amount	share	Amount	share	Amount	share	Amount	share

Core FFO	$14,525	$0.28	$11,639	$0.31	$27,152	$0.53	$20,976	$0.61

Acquisition costs	(552)	(0.01)	(1,645)	(0.05)	(2,737)	(0.06)	(1,664)	(0.05)

Gain on early retirement of debt	—	—	164	0.01	—	—	164	0.01

Contingent consideration related to property acquisition	—	—	—	—	—	—	(710)	(0.02)

Impairment of real estate assets	—	—	—	—	(2,711)	(0.05)	(565)	(0.02)

FFO	$13,973	$0.27	$10,158	$0.27	$21,704	$0.42	$18,201	$0.53

Net income (loss)	$750		$32		$(3,145)		$(2,126)

Diluted (loss) income per common share	$(0.03)		$—		$(0.15)		$(0.07)

Weighted average common shares outstanding —diluted	51,659		36,511		50,984		33,552

Weighted average common shares and units outstanding — diluted	51,829		37,430		51,169		34,473
Core FFO and FFO increased for the three and six months ended June 30, 2011 compared with the same period in 2010 primarily due to an increase in the Company’s net operating income. The Company’s net income increased for the three months ended June 30, 2011 primarily due to an increase in gain on the sale of real estate properties. The Company sold a property in the second quarter of 2011 for a gain of $2.0 million compared with a gain of $0.6 million from a property sold in the second quarter of 2010. The Company’s net loss increased for the six months ended June 30, 2011 compared with the same period in 2010 due to an increase acquisition costs and an increase in impairment charges due to a $2.7 million impairment charge the Company incurred, in the first quarter of 2011, on its Gateway West property, which was sold in the second quarter of 2011.
The Company’s consolidated portfolio was 83.0% leased and 80.4% occupied at June 30, 2011 compared with 84.3% leased and 81.9% occupied at March 31, 2011. Excluding the Company’s fourth quarter 2010 acquisitions of Atlantic Corporate Park, which was vacant at acquisition, and Redland Corporate Center II, which was 99% vacant at acquisition, the Company’s consolidated portfolio was 84.6% leased and 82.9% occupied at June 30, 2011. A list of the Company’s properties, as well as additional information regarding the Company’s results of operations can be found in the Company’s Second Quarter 2011 Supplemental Financial Report, which is posted on the Company’s website, www.first-potomac.com.

Property Operations
During the second quarter, the Company executed 671,000 square feet of leases, which consisted of 238,000 square feet of new leases and 433,000 square feet of renewal leases. Significant new leases included 98,000 square feet at Redland Corporate Center and 41,000 square feet at 7458 Candlewood Road, which are both located in the Company’s Maryland region, and 28,000 square feet at Sterling Park Business Center, which is located in the Company’s Northern Virginia region. Rent from the majority of these new leases is expected to commence by the end of the second quarter of 2012. The 433,000 square feet of renewal leases in the quarter reflects a 71% retention rate. Renewal leases during the quarter included 119,000 square feet at Cavalier Industrial Park, 107,000 square feet at 1434 Crossways Boulevard and 48,000 square feet at Campus at Metro Park.
Same-property net operating income (“Same-Property NOI”) increased 0.2% on an accrual basis and 2.5% on a cash basis for the three months ended June 30, 2011 compared with the same period in 2010 primarily due to a decline in real estate taxes and reserves for bad debt expense. On an accrual basis, Same-Property NOI increased 0.1% for the Company’s Maryland region and 1.2% for its Northern Virginia region for the three months ended June 30, 2011 compared with the same period in 2010. Same-Property NOI decreased 0.4%, on an accrual basis, for the Company’s Southern Virginia region for the three months ended June 30, 2011 due to an increase in vacancy. For the six months ended June 30, 2011, the Company’s Same-Property NOI increased 1.7% on an accrual basis and 3.9% on a cash basis due to a decline in real estate taxes and property operating expenses.
Acquisitions
On April 8, 2011, the Company acquired One Fair Oaks, a 12-story, 214,000 square foot office building in Fairfax, Virginia, for $60.3 million. The property is 100% leased to one tenant. The acquisition was funded by the assumption of a $52.4 million mortgage loan and available cash.
On July 19, 2011, the Company acquired Greenbrier Towers I & II in Chesapeake, Virginia for $16.7 million. The property consists of two office buildings totaling 172,000 square feet and is 86% leased to over 40 tenants. The acquisition was funded with proceeds from the sale of Aquia Commerce Center I & II and a draw on the Company’s unsecured revolving credit facility.
Dispositions
On May 27, 2011, the Company sold its Gateway West property for net proceeds of $4.8 million. The property is a four-building, 111,000 square foot office park in Westminster, Maryland, which the Company acquired as part of a portfolio acquisition in 2004. Based on the contractual sale price less anticipated selling costs, the Company recorded a $2.7 million impairment charge related to the sale during the first quarter of 2011.
On June 22, 2011, the Company sold Aquia Commerce Center I & II, a two-building, 64,500 square foot office park in Stafford, Virginia for net proceeds of $11.3 million. The Company reported a gain on the sale of $2.0 million in its second quarter results.
As of June 30, 2011, the operating results of the Gateway West and Aquia Commerce Center I & II properties are reflected as discontinued operations in the Company’s consolidated statements of operations.
America’s Square Loan
On April 15, 2011, the Company provided a $30.0 million subordinated loan to the owners of America’s Square, a 461,000 square foot, Class A office complex in Washington, D.C., located approximately one block from the U.S. Capitol Building. The office complex consists of two buildings, 51 Louisiana Avenue and 300 New Jersey Avenue, which total 462,000 square feet and are 93% leased. The properties are subject to a $220.0 million first mortgage loan. The Company’s loan is secured by the owners’ interests in the property. The loan has a fixed interest rate of 9.0%, matures on May 1, 2016, and is prepayable in full on or after October 16, 2012, subject to yield maintenance. The transaction was funded by a draw on the Company’s unsecured revolving credit facility.

Financing Activities
On June 16, 2011, the Company amended and restated its unsecured revolving credit facility. Under the new agreement, the capacity on the Company’s unsecured revolving credit facility was expanded from $225 million to $255 million and the maturity date was extended to January 2014 with a one-year extension at the Company’s option, which it intends to exercise. The interest rate on the unsecured revolving credit facility decreased from a range of LIBOR plus 275 to 375 basis points to a range of LIBOR plus 200 to 300 basis points, depending on the Company’s overall leverage.
Balance Sheet
The Company had $811.2 million of debt outstanding at June 30, 2011. Of the total debt outstanding, $547.2 million was fixed-rate debt with a weighted average effective interest rate of 6.0% and a weighted average maturity of 3.0 years. At June 30, 2011, the Company’s variable-rate debt consisted of borrowings of $164.0 million on its unsecured revolving credit facility and $100.0 million on three secured term loans. At June 30, 2011, the Company’s variable-rate debt had a weighted average effective interest rate of 3.0% and a weighted average maturity of 2.4 years. As of June 30, 2011, the Company had fixed LIBOR at 1.474% on $50.0 million of its variable-rate debt through an interest rate swap agreement that matures on January 15, 2014. The Company’s interest coverage ratio, which excludes acquisition costs, was 2.5 times for the quarter ended June 30, 2011.
On July 18, 2011, the Company entered into a three-tranche $175.0 million unsecured term loan. The unsecured term loan’s three tranches have maturity dates staggered in one-year intervals. Tranche A has an outstanding balance of $60.0 million at an interest rate of LIBOR plus 215 basis points and matures on July 18, 2016. Tranche B has an outstanding balance of $60.0 million at an interest rate of LIBOR plus 225 basis points and matures on July 18, 2017. Tranche C has an outstanding balance of $55.0 million at an interest rate of LIBOR plus 230 basis points and matures on July 18, 2018. The Company used the funds to pay down $117.0 million of the outstanding balance on its unsecured revolving credit facility, to repay its $50.0 million secured term loan and for other general corporate purposes.
During July 2011, the Company entered into four interest rate swap agreements that fixed LIBOR on $120 million of its variable rate debt. The table below summarizes the Company’s four new interest rate swap agreements, which were all effective on July 18, 2011.

	Notional	Interest Rate	Fixed
Maturity Date	Amount	Contractual Component	LIBOR Rate
July 2016	$35 million	LIBOR	1.754%
July 2016	25 million	LIBOR	1.7625%
July 2017	30 million	LIBOR	2.093%
July 2017	30 million	LIBOR	2.093%
Dividends
On July 25, 2011, the Company declared a dividend of $0.20 per common share, equating to an annualized dividend of $0.80 per common share. The dividend is payable on August 12, 2011 to common shareholders of record as of August 5, 2011. The Company also declared a dividend of $0.484375 per share on its Series A Preferred Shares. The dividend is payable on August 15, 2011 to preferred shareholders of record as of August 5, 2011.

Core FFO Guidance
The Company narrowed its full-year 2011 Core FFO guidance to $1.04 to $1.08 per diluted share. The following is a summary of the assumptions that the Company used, which were updated based on the Company’s second quarter activity, in arriving at its guidance (unaudited, amounts in thousands except per share amounts):

	Expected Ranges(1)

Portfolio NOI	$112,500	—	$114,000
Interest and Other Income	5,000	—	5,500
FFO from Unconsolidated Joint Ventures	1,900	—	2,100

Interest Expense	41,500	—	42,500
G&A	15,500	—	16,500
Preferred Dividends	8,525	—	8,525

Weighted Average Shares	51,500	—	52,500
Average Occupancy(2)	84%	—	85%
Same Property NOI Growth — Accrual Basis	-1.0%	—	1.0%

(1)	Does not take into consideration any additional acquisitions in 2011. The Company’s guidance also excludes any potential gains, losses or asset impairments associated with property dispositions.

(2)	Excludes Atlantic Corporate Park, which was vacant at acquisition, and Redland Corporate Center II, which was 99% vacant at acquisition. Both properties were acquired in the fourth quarter of 2010.

Guidance Range for 2011	Low Range	High Range
Net loss attributable to common shareholders per diluted share	$(0.15)	$(0.11)
Real estate depreciation, net income (loss) attributable to noncontrolling interests and items excluded from Core FFO per diluted share(1)	1.19	1.19

Core FFO per diluted share	$1.04	$1.08

(1)	Items excluded from Core FFO include acquisition costs, gains on early retirement of debt, contingent consideration and impairment charges incurred through December 31, 2011.
Investor Conference Call and Webcast
First Potomac Realty Trust will host a conference call on Friday, July 29, 2011 at 9:00 a.m. ET, to discuss second quarter results. The conference call can be accessed by dialing (877) 407-0789 or (201) 689-8562 for international participants. A replay of the conference call will be available from 12:00 Noon ET on Friday July 29, 2011 until midnight ET on August 5, 2011. The replay can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers, and entering pin number 374749.
A live broadcast of the conference call will also be available online and can be accessed from the Investor Information page of the Company’s website, www.first-potomac.com, on Friday, July 29, 2011, beginning at 9:00 a.m. ET. An online replay will be available on the above site shortly after the call and will continue for 90 days.

About First Potomac Realty Trust
First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and industrial properties in the greater Washington, D.C. region. As of June 30, 2011, the Company’s portfolio totaled over 14 million square feet. Its portfolio consists of 38% business parks, 39% office and office parks, and 23% industrial properties. FPO shares are publicly traded on the New York Stock Exchange (NYSE:FPO).
Non-GAAP Financial Measures
Funds from Operations — Funds from operations (“FFO”) represents net income (computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures and gains or losses on the sale of property. The Company also excludes, from its FFO calculation, any depreciation and amortization related to third parties from its consolidated joint venture. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity real estate investment trusts (“REITs”) and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.
The Company’s presentation of FFO in accordance with the NAREIT white paper, or as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity. The Company’s FFO calculations are reconciled to net income in the Company’s Consolidated Statements of Operations included in this release.
Core FFO — The computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance. These items include, but are not limited to, gains and losses on the retirement of debt, contingent consideration charges, acquisition costs and impairments to real estate assets. The Company provides a reconciliation of FFO to Core FFO.
NOI — The Company defines net operating income (“NOI”) as operating revenues (rental income, tenant reimbursements and other income) less property and related expenses (property expenses, real estate taxes and insurance). Management believes that NOI is a useful measure of the Company’s property operating performance as it provides a performance measure of the revenues and expenses directly associated with owning, developing, redeveloping and operating industrial properties and business parks, and provides a prospective not immediately apparent from net income or FFO. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to other REITs. The Company’s NOI calculations are reconciled to total revenues and total operating expenses at the end of this release.

Same-Property NOI — Same Property Net Operating Income (“Same Property NOI”), defined as operating revenues (rental, tenant reimbursements and other revenues) less operating expenses (property operating expenses, real estate taxes and insurance) from the properties owned by the Company for the entirety of the periods presented, is a primary performance measure the Company uses to assess the results of operations at its properties. As an indication of the Company’s operating performance, Same Property NOI should not be considered an alternative to net income calculated in accordance with GAAP. A reconciliation of the Company’s Same Property NOI to net income from its consolidated statements of operations is presented below. The Same Property NOI results exclude corporate-level expenses, as well as certain transactions, such as the collection of termination fees, as these items vary significantly period-over-period thus impacting trends and comparability. Also, the Company eliminates depreciation and amortization expense, which are property level expenses, in computing Same Property NOI as these are non-cash expenses that are based on historical cost accounting assumptions and do not offer the investor significant insight into the operations of the property. This presentation allows management and investors to distinguish whether growth or declines in net operating income are a result of increases or decreases in property operations or the acquisition of additional properties. While this presentation provides useful information to management and investors, the results below should be read in conjunction with the results from the consolidated statements of operations to provide a complete depiction of total Company performance.
Forward Looking Statements
The forward-looking statements contained in this press release are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms; the Company’s ability to manage its current debt levels and repay or refinance its indebtedness upon maturity or other required payment dates; the Company’s ability to obtain debt and/or financing on attractive terms, or at all; changes in the assumptions underlying the Company’s earnings and FFO guidance and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

FIRST POTOMAC REALTY TRUST
Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Rental	$34,983	$26,606	$66,904	$53,145
Tenant reimbursements and other	7,837	5,961	15,783	13,612

Total revenues	42,820	32,567	82,687	66,757

Operating expenses:
Property operating	9,543	6,863	20,265	16,600
Real estate taxes and insurance	4,091	3,131	8,032	6,392
General and administrative	4,185	3,675	8,192	7,384
Acquisition costs	552	1,645	2,737	1,664
Depreciation and amortization	16,691	10,196	29,293	19,879
Contingent consideration related to acquisition of property	—	—	—	710

Total operating expenses	35,062	25,510	68,519	52,629

Operating income	7,758	7,057	14,168	14,128

Other expenses, net:
Interest expense	10,473	8,052	19,100	16,903
Interest and other income	(1,410)	(87)	(2,235)	(197)
Equity in losses of affiliates	—	20	32	59
Gain on early retirement of debt	—	(164)	—	(164)

Total other expenses, net	9,063	7,821	16,897	16,601

Loss from continuing operations before income taxes	(1,305)	(764)	(2,729)	(2,473)

Benefit from income taxes	148	—	461	—

Loss from continuing operations	(1,157)	(764)	(2,268)	(2,473)

Discontinued operations:
(Loss) income from operations of disposed properties	(45)	240	(2,827)	(258)
Gain on sale of real estate properties	1,954	557	1,954	557

Income (loss) from discontinued operations	1,909	797	(873)	299

Net income (loss)	752	33	(3,141)	(2,174)

Less: Net loss (income) attributable to noncontrolling interests	65	(1)	203	48

Net income (loss) attributable to First Potomac Realty Trust	817	32	(2,938)	(2,126)

Less: Dividends on preferred shares	(2,228)	—	(4,010)	—

Net (loss) income available to common shareholders	$(1,411)	$32	$(6,948)	$(2,126)

Depreciation and amortization:
Real estate assets	16,691	10,196	29,293	19,879
Discontinued operations	222	361	520	815
Unconsolidated joint ventures	513	125	1,036	238
Consolidated joint venture	(21)	—	(40)	—
Gain on sale of real estate properties	(1,954)	(557)	(1,954)	(557)
Net (loss) income attributable to noncontrolling interests in the Operating Partnership	(67)	1	(203)	(48)

Funds from operations (FFO)	$13,973	$10,158	$21,704	$18,201

FIRST POTOMAC REALTY TRUST
Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Funds from operations (FFO)	$13,973	$10,158	$21,704	$18,201

Acquisition costs	552	1,645	2,737	1,664
Gain on early retirement of debt	—	(164)	—	(164)
Contingent consideration related to acquisition of property	—	—	—	710
Impairment of real estate assets(1)	—	—	2,711	565

Core FFO	$14,525	$11,639	$27,152	$20,976

Basic and diluted earnings per share:
Loss from continuing operations	$(0.07)	$(0.02)	$(0.13)	$(0.08)
Income (loss) from discontinued operations	0.04	0.02	(0.02)	0.01

Net loss	$(0.03)	$—	$(0.15)	$(0.07)

Weighted average common shares outstanding:
Basic and diluted	49,283	36,511	49,259	33,552

FFO per share — basic	$0.27	$0.27	$0.43	$0.53
FFO per share — diluted	$0.27	$0.27	$0.42	$0.53
Core FFO per share — diluted	$0.28	$0.31	$0.53	$0.61

Weighted average common shares and units outstanding:
Basic	51,659	37,243	50,984	34,284
Diluted	51,829	37,430	51,169	34,473

(1)	The impairment charges for the six months ended June 30, 2011 and 2010 are included within discontinued operations.

FIRST POTOMAC REALTY TRUST
Consolidated Balance Sheets
(Amounts in thousands, except per share amounts)

	June 30, 2011	December 31, 2010
	(unaudited)
Assets:
Rental property, net	$1,365,846	$1,217,897
Cash and cash equivalents	12,715	33,280
Escrows and reserves	29,268	8,070
Accounts and other receivables, net of allowance for doubtful accounts of $3,184 and $3,246, respectively	7,909	7,238
Accrued straight-line rents, net of allowance for doubtful accounts of $325 and $849, respectively	14,484	12,771
Notes receivable, net	54,627	24,750
Investment in affiliates	23,974	23,721
Deferred costs, net	26,128	20,174
Prepaid expenses and other assets	17,343	14,230
Intangible assets, net	56,256	34,551

Total assets	$1,608,550	$1,396,682

Liabilities:
Mortgage loans	$441,966	$319,096
Exchangeable senior notes, net	30,216	29,936
Senior notes	75,000	75,000
Secured term loans	100,000	110,000
Unsecured revolving credit facility	164,000	191,000
Accounts payable and other liabilities	36,221	16,827
Accrued interest	2,598	2,170
Rents received in advance	6,937	7,049
Tenant security deposits	5,487	5,390
Deferred market rent, net	5,298	6,032

Total liabilities	867,723	762,500

Noncontrolling interests in the Operating Partnership	36,375	16,122

Equity:
Series A Preferred Shares, $25 par value, 50,000 shares authorized; 4,600 and 0 shares issued and outstanding, respectively	115,000	—
Common shares, $0.001 par value, 150,000 shares authorized; 50,056 and 49,922 shares issued and outstanding, respectively	50	50
Additional paid-in capital	791,641	794,051
Noncontrolling interests in consolidated partnerships	4,079	3,077
Accumulated other comprehensive loss	(808)	(545)
Dividends in excess of accumulated earnings	(205,510)	(178,573)

Total equity	704,452	618,060

Total liabilities, noncontrolling interests and equity	$1,608,550	$1,396,682

FIRST POTOMAC REALTY TRUST
Same-Property Analysis
(unaudited, dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Same-Property NOI(1)
Total base rent	$26,118	$26,499	$52,647	$52,892
Tenant reimbursements and other	5,400	5,342	11,843	12,538
Property operating expenses	(6,587)	(6,404)	(14,627)	(15,825)
Real estate taxes and insurance	(2,881)	(3,113)	(5,867)	(6,350)

Same-Property NOI — accrual basis	22,379	22,324	43,996	43,255

Straight-line revenue, net	482	45	730	(203)
Deferred market rental revenue, net	(216)	(281)	(626)	(590)

Same-Property NOI — cash basis	$22,645	$22,088	$44,100	$42,462

Change in same-property NOI — accrual basis	0.2%		1.7%
Change in same-property NOI — cash basis	2.5%		3.9%

Changes in Same-Property NOI — accrual basis
Rental revenue decrease	$(381)		$(245)
Tenant reimbursements and other increase (decrease)	58		(695)
Expense decrease	378		1,681

	$55		$741

Same-property percentage of total portfolio (sf)	85.2%		85.2%

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Reconciliation of Consolidated NOI to Same-Property NOI
Total revenues	$42,820	$32,567	$82,687	$66,757
Property operating expenses	(9,543)	(6,863)	(20,265)	(16,600)
Real estate taxes and insurance	(4,091)	(3,131)	(8,032)	(6,392)

NOI	29,186	22,573	54,390	43,765

Less: Non-same property NOI(2)	(6,807)	(249)	(10,394)	(510)

Same-Property NOI — accrual basis	22,379	22,324	43,996	43,255

Straight-line revenue, net	482	45	730	(203)
Deferred market rental revenue, net	(216)	(281)	(626)	(590)

Same-Property NOI — cash basis	$22,645	$22,088	$44,100	$42,462

	Three Months Ended	Percentage of	Six Months Ended	Percentage of
	June 30, 2011	Base Rent	June 30, 2011	Base Rent
Change in Same-Property NOI by Region (accrual basis)(3)
Maryland	0.1%	32%	2.2%	32%
Northern Virginia	1.2%	32%	1.5%	32%
Southern Virginia	(0.4)%	36%	1.5%	36%

Change in Same-Property NOI by Property Type (accrual basis)
Business Park	2.4%	51%	4.8%	51%
Industrial	0.0%	26%	0.1%	26%
Office / Office Park	(4.2)%	23%	(3.8)%	23%

(1)
Same property comparisons are based upon those properties owned for the entirety of the periods presented. Same property results exclude the results of the following non same-properties: RiversPark I and II, Three Flint Hill, 500 First Street, NW, Battlefield Corporate Center, Redland Corporate Center, Atlantic Corporate Park, 1211 Connecticut Ave, NW, 440 First Street, NW, 7458 Candlewood Road, 1750 H Street, NW, Aviation Business Park, Cedar Hill I & III, Merrill Lynch, 840 First Street, NE, One Fair Oaks, Davis Drive and Sterling Park – Building 7.

(2)	Non-same property NOI has been adjusted reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.

(3)	All the Company’s properties owned in its Washington, D.C. region were excluded as they were not owned by the Company for the entirety of the periods being presented.